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Exhibit 99.A

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each other undersigned parties hereby agree to file jointly this Schedule 13D (including any amendments thereto) with respect to the Common Stock, par value $.01 per share, of JLM Industries, Inc. It is understood and agreed that each of the parties hereto is responsible for the timely filing of this Schedule 13D and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe that such information is inaccurate.

        It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

Dated: February 10, 2004
/s/ JOHN L. MACDONALD John L. Macdonald
IRREVOCABLE TRUST CREATED UNDER AGREEMENT DATED DECEMBER 15, 1995 BETWEEN JOHN MACDONALD, AS GRANTOR AND MAXWELL STOLZBERG, AS TRUSTEE.
	By:	/s/ MAXWELL STOLZBERG Maxwell Stolzberg, Trustee
/s/ MAXWELL STOLZBERG Maxwell Stolzberg, as Trustee
/s/ PHILIP S. SASSOWER Philip S. Sassower
/s/ ANDREA GOREN Andrea Goren
PHOENIX JLM HOLDINGS, LLC
	By:	SG Phoenix Ventures, LLC, its Managing Member
	By:	/s/ PHILIP S. SASSOWER Philip S. Sassower, Managing Member
SG PHOENIX VENTURES LLC
	By:	/s/ PHILIP S. SASSOWER Philip S. Sassower, Managing Member

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JOINT FILING AGREEMENT